Exhibit 10.12

EXECUTIVE DEFERRED COMPENSATION AGREEMENT #2

THIS EXECUTIVE DEFERRED COMPENSATION AGREEMENT #2 (this “Agreement”), adopted this 24th day of December, 2015, by and between Riverview Bank, located in Marysville, Pennsylvania (the “Employer”), and Kirk Fox (the “Executive”), formalizes the agreements and understanding between the Employer and the Executive. The Employer is the wholly owned subsidiary of Riverview Financial Corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A, and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of select group of management or highly compensated employees of the Employer.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1 “Accumulation Period Crediting Rate” means the five (5) year rolling average of the 20-year Treasury rate for the immediately preceding five (5) Plan Years, plus three percent (3%). The minimum Accumulation Period Crediting Rate shall be four percent (4%).

1.2 “Administrator” means the Board or its designee.

1.3 “Affiliate” means any business entity with whom the Employer would be considered a single employer under Sections 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.4 “Base Salary” means the Annual Base Salary amounts described in Article III of the Employment Agreement between the Employer and the Executive dated January 4, 2012, as amended.

1.5 “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.6 “Board” means the Board of Directors of the Employer.

1.7 “Bonus” means the cash bonus, if any, awarded to the Executive for services performed during the Plan Year.

1.8 “Cause” means any of the following acts or circumstances: (i) the Executive’s willful failure to perform or to comply with any term or provision of the Executive’s employment agreement with the employer, if any; (ii) the Executive’s willful failure to perform or to comply fully with any lawful directive of the Board or of any duly constituted committee thereof after written notice and a failure to cure within thirty (30) days of such notice; (iii) the Executive’s violation of the Employer’s EBO policy; or (iv) the Executive’s removal from office or permanent prohibition from participating in the conduct of the employer’s affairs by a final order issued by an appropriate federal banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or by the Comptroller of the Currency pursuant to national law.

1.9 “Change in Control” means a change in the ownership or effective control of the Employer or the Corporation, or in the ownership of a substantial portion of the assets of the Employer or the Corporation, in each case as such change is defined in Code Section 409A and the regulations thereunder.

1.10 “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.11 “Code” means the Internal Revenue Code of 1986, as amended.

1.12 “Contribution” means any discretionary contribution made by the Employer to the Deferral Account as described in Section 2.5.

1.13 “Deferral Account” means the Employer’s accounting of the accumulated Deferrals and Contributions plus accrued interest.

1.14 “Deferral Election Form” means each form established from time to time by the Administrator that the Executive completes, signs and returns to the Administrator to designate the amount of Deferrals.

1.15 “Deferrals” means the amount of Base Salary, Bonus or Performance-Based Compensation that the Executive elects to defer according to this Agreement.

1.16 “Disability” means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 (twelve) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose. The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.17 “Distribution Period Crediting Rate” means the average yield on the 10-year Treasury Note during the last month of the immediately preceding Plan Year, plus two per cent (2%). The minimum Distribution Period Crediting Rate shall be four percent (4%).

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19 “Performance-Based Compensation” means any amount earned over a period of at least twelve (12) months that is awarded to the Executive and qualifies as “performance-based compensation” under Code Section 409A.

1.20 “Plan Year” means each twelve (12) month period commencing January 1 and ending the following December 31.

1.21 “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the

Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive shall be deemed to incur a Separation from Service on the first day following the expiration of such six (6) month period. In determining whether a Separation from Service occurs, the Administrator shall take into account, among other things, the facts and circumstances required to be considered by Treasury Regulation §1.409A-1(h), including the definitions of “service recipient” and “employer” set forth in Treasury Regulation §1.409A-l(h)(3). The Administrator shall have full and final authority to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.22 “Specified Employee” means an individual who at the time of Separation from Service satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.23 “Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Beneficiary, or the Executive’s dependent (as defined in Section 152(a) of the Code), loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

ARTICLE 2

DEFERRALS

2.1 Elections Generally. The Executive may annually file a Base Salary, Bonus and Performance-Based Compensation Deferral Election Form with the Administrator no later than the end of the calendar year preceding the calendar year in which services leading to the compensation to be deferred will be performed. The elections shall specify the amount of Base Salary, Bonus and Performance-Based Compensation to be deferred for the following calendar year.

2.2 Election Changes. The Executive may modify the amount of Deferrals annually by filing a new Deferral Election Form with the Employer. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Employer.

23. Hardship. If an Unforeseeable Emergency occurs, the Executive, by written instructions to the Employer, may discontinue deferrals hereunder. Any subsequent Deferral Elections may be made only in accordance with Section 2.1 hereof.

2.4 Employer Contributions. In addition to any Deferrals, the Employer may, at any time, make other Contributions to the Deferral Account. Any Contribution may, at the election of the Employer, be subject a vesting schedule or such other provisions as the Employer may provide.

ARTICLE 3

DEFFERAL ACCOUNT

3.1 Establishing and Crediting. The Employer shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

(a) Any Deferrals or Contributions hereunder; and

(b) Interest as follows:

(i) on the last day of each month prior to the earliest of Separation from Service, Disability or the Executive’s death, interest shall be credited on the Deferral Account balance at an annual rate equal to the Accumulation Period Crediting Rate, compounded monthly; and

(ii) on the last day of each month following the earliest of Separation from Service, Disability or the Executive’s death, interest shall be credited on the Deferral Account balance at an annual rate equal to the Distribution Period Crediting Rate, compounded monthly.

3.2 Recordkeeping Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

ARTICLE 4

PAYMENT OF BENEFITS

4.1 Normal Benefit. Upon Separation from Service the Employer shall pay the Executive the Deferral Account balance in lieu of any other benefit hereunder. The benefit under this Section shall be paid monthly over fifteen (15) years, commencing within ninety (90) days following Separation from Service. Provided that the assumed annual Deferrals and Contributions are the expected One Hundred Forty Thousand Dollars ($140,000) between 2016 and 2021, during the first ten (10) years of payments, the annual benefit the Employer pays the Executive shall be Fifty-Two Thousand Dollars ($52,000), paid in equal monthly installments. During the final five (5) years of payments, the monthly payment shall be calculated to fully amortize the remaining Deferral Account balance over sixty (60) months.

4.2 Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by Separation from Service, the Employer shall pay the Executive the Deferral Account balance calculated at Separation from Service, in lieu of any other benefit hereunder. This benefit shall be paid in one hundred twenty (120) monthly installments commencing sixty (60) months following Separation from Service.

4.3 Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to any benefit payments pursuant to Section 4.1 or 4.2 of this Agreement, the Employer shall pay the Beneficiary the Deferral Account balance calculated as of the date of the Executive’s death, in lieu of any other benefit hereunder. This benefit shall be paid in one hundred twenty (120) monthly installments commencing within ninety (90) days following the Executive’s death.

4.4 Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid the Executive, had the Executive survived.

4.5 Hardship Distribution. If an Unforeseeable Emergency occurs, the Executive may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Executive shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out as a Hardship Distribution is the Deferral Account balance as of the day the Executive petitioned the Board to receive a Hardship Distribution. A Hardship Distribution shall reduce the Deferral Account balance.

4.6 Termination for Cause. If the Employer terminates the Executive’s employment for Cause, the minimum crediting rate described Section 1.17 shall be ignored such that the interest credited during the distribution period is equal to the average yield on the 10-year Treasury Note during the month immediately preceding the commencement of benefit payments.

4.7 Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

4.8 Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics laws or conflicts of interest laws; (iii) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (iv) to pay employment-related taxes; or (v) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

4.9 Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event, provided that the delay in payment complies with all of the requirements of Treasury Regulation §1.409A-2(b)(7). The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated service providers on a reasonably consistent basis.

(a) Payments subject to Code Section 162(m). If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Agreement is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) either (i) during the Executive’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m), or (ii) during the period beginning with the date of the Executive’s Separation from Service and ending on the later of the last day of the year in which the Separation from Service occurs or the 15th day of the third month following the Separation from Service, subject to further delay in accordance with Treasury Regulation §1.409A-2(b)(7) if the Executive is a Specified Employee at the time of the Separation from Service.

(b) Payments that would violate federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of law.

(c) Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern, provided that the payment is made during the first calendar year in which the making of the payment would not have such effect.

4.10 Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

4.11 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

4.12 Excise Tax Gross Up. In the event any payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his Separation from Service would result in the imposition of an excise tax under Code Section 4999, the Employer will pay the Executive an additional cash payment (the “Gross-Up Payment”) in an amount such that the after-tax proceeds of the Gross-Up Payment (including any income tax or excise tax on the Gross-Up Payment) will be equal to the amount of the excise tax.

4.13 Changes in Form or Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendments shall comply with all of the requirements of Treasury Regulation §1.409A-2(b), including the following:

(a) the amendment must take effect not less than twelve (12) months after the amendment is made;

(b) the amendment must, for benefits distributable due solely to the arrival of a specified date, or on account of a Separation from Service or a Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution would otherwise have been paid;

(c) the amendment must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d) the amendment may not accelerate the time or schedule of any distribution.

4.14 Rabbi Trust. The Employer shall create a rabbi trust within thirty (30) days following a Separation from Service or, if earlier, prior to or concurrently with a Change in Control. At all times after such creation, the trust shall be funded with assets at least equal to the Deferral Account balance. Until paid to Executive as specified in this Agreement, the principal of the trust and any earnings thereon shall (a) be held separate and apart from other funds of the Employer, (b) be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement and (c) continue to be subject to the claims of the Employer’s general creditors. The trustee of any trust described in this Section shall be unrelated to, and independent of, the Employer and any successor to the Employer hereunder.

ARTICLE 5

BENEFICIARIES

5.1 Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 6

ADMINISTRATION

6.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

6.2 Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

6.3 Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

6.4 Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

6.5 Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

6.6 Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to prohibit the Executive from making any additional Deferrals hereunder.

6.7 Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 7

CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c) Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b) Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 8

AMENDMENT AND TERMINATION

8.1 Agreement Amendment Generally. Except as provided in Section 8.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

8.2 Amendment to Insure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Employer’s banking regulators.

8.3 Agreement Termination Generally. This Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4.

ARTICLE 9

MISCELLANEOUS

9.1 No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

9.2 State Law. To the extent not governed by the Code or ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

9.3 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.4 Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.5 Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer, and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

9.6 Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

9.7 Unclaimed Benefits. The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

9.8 Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

9.9 Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10 Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

9.11 Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

9.12 Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

9.13 Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

9.14 Aggregation of Agreement. If the Employer offers other account balance deferred compensation plans in addition to this Agreement, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

9.15 Attorneys Fees. In the event that a court of competent jurisdiction determines the Executive or the Beneficiary is due any benefit hereunder, the Employer shall reimburse the Executive for all reasonable costs, including attorneys’ fees, incurred in collection of such benefit. Such reimbursement shall be in addition to any other amounts the Executive or Beneficiary is otherwise entitled under this Agreement.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement as indicated below:

Executive:	Employer:

By:
	Its:	CFO